                                                                    EXHIBIT 11.1

                                  KEVCO, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (in thousands, except per share amounts)
                                  (unaudited)

                                                                               Nine Months Ended
                                                                                 September 30,
                                                                            -----------------------
                                                                               1996         1995
                                                                            ---------     ---------
Primary earnings
   Proforma net income                                                       $ 6,707       $ 2,603
Shares
   Weighted average number of common shares outstanding                        4,395         4,395
   Conversion of options issued and outstanding                                   49            49
   Other shares                                                                  654(1)        502(1)
                                                                             -------       -------
   Weighted average number of common shares outstanding as adjusted            5,098         4,946
                                                                             =======       =======
Primary earnings per common share                                            $  1.32       $  0.53
                                                                             =======       =======

     Earnings per share is computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. Under the treasury stock method, market price is used to determine the number of common share equivalents.

(1) Amount reflects the assumed issuance of Common Stock at the initial public offering price per share, less underwriting discount, to generate sufficient cash to fund the distribution of undistributed earnings previously taxed at the stockholder level. (See footnote 4)